Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 14, 2018, relating to the consolidated financial statements of Dr Pepper Snapple Group, Inc. and subsidiaries, and the effectiveness of Dr Pepper Snapple Group, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Dr Pepper Snapple Group, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Dallas, Texas

July 9, 2018